EXHIBIT 6

            Form of Variable Annuity Contract Endorsement





              GREAT AMERICAN RESERVE INSURANCE COMPANY
                Home Office:  Amarillo, Texas  79105
      Administrative Office:  11815 North Pennsylvania Street,
                        Carmel Indiana  46032
                      Telephone (317) 817-3700
                           A Stock Company

                             ENDORSEMENT

   The contract to which this endorsement is attached is hereby amended as follows:

   The  PAYMENT ON DEATH SECTION, DEATH BENEFIT AMOUNT DURING THE
   ACCUMULATION PERIOD PROVISION has been amended to:

   DEATH BENEFIT AMOUNT DURING THE ACCUMULATION PERIOD: The death benefit is the greater of the Contract Value or the Purchase Payments, less any withdrawals, on the date due proof of death is received at Great American Reserve's Administrative Office. Upon Great American Reserve's receipt of notification of death, the Separate Account Value under the Contract will be transferred to the Money Market II Subaccount. Payment will be in a lump sum unless an annuity option is chosen. A Beneficiary, other than the surviving spouse of the deceased Contract Owner, may choose only an annuity option providing for full payout within five years of the death or for the life or within the life expectancy of the beneficiary. The life or life expectancy option must begin payments within one year of the Contract Owner's death. If the surviving spouse of a deceased Contract Owner is the Beneficiary, he or she may choose to continue the Contract in force after the Contract Owner's death.

   The FIXED ACCOUNT SECTION, TRANSFER RIGHTS PROVISION has been amended to:

   The  TRANSFER  RIGHTS:    A  Contract Owner may transfer Fixed
   Account  value to one or more Subaccounts (except Money Market
   II) subject to the following:

        (a) The transfer must be by written authorization before the Annuity Date; and

        (b)  A Financial Advisor provides asset allocation advice
             with respect to the Contract Owner's    Contract (if
             no Financial Advisor is appointed, a Contract Owner may only transfer to Money Market II); and

        (c) (i) During the first contract year, transfers are unlimited;

        (d)(ii) During contract years 2 and thereafter, the transfer may not exceed 20% of the Fixed
                  Account value once in any six month period.







   IN  WITNESS  WHEREOF, Great American Reserve Insurance Company
   h a s    c aused  this  endorsement  to  be  executed  at  its
   administrative office in Carmel, Indiana.


                                      /s/ Michael Colliflower
                                           Secretary